Exhibit 99.1

Murphy USA Inc. Reports First Quarter 2015 Results

El Dorado, Arkansas, May 4, 2015 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced financial results for the first quarter ended March  31, 2015.

Key First Quarter 2015 highlights

•	Net income of $22.9 million increased $13.3 million from Q1 2014 net income of $9.6 million
•	Earnings per share, assuming dilution, were $0.50 compared to $0.21 in Q1 2014
•	Retail fuel volumes grew 5.8% overall for the quarter and 1.0% on an average per store month (APSM) basis
•	Non-tobacco merchandise sales increased 6.7% APSM and associated margin dollars increased 3.2% APSM.
•	New stores added in the quarter totaled five with an additional three sites opened since quarter end and 16 sites under construction
•	Hereford ethanol production rate and yield achieved a combined quarterly plant record, offsetting in part weaker crush spreads
•	Share repurchases in the first quarter totaled $39 million
•	Cash and cash equivalents ended the quarter at $287.7 million

Three-month results

For the three month period ended March 31,  2015, the Company reported net income of $22.9 million or $0.50 per diluted share on revenues of $3.0 billion.  Net income was $9.6 million, or $0.21 per diluted share, for the comparable period in 2014 on revenues of $4.2 billion.  Average retail fuel prices for the first quarter 2015 (including taxes) were $2.10 per gallon versus $3.23 per gallon in the same period of 2014.  Income from continuing operations was $22.9 million or $0.50 per diluted share in Q1 2015 compared to $8.8 million and $0.19 per diluted share in the same period in 2014.    The increase in earnings reflects higher retail fuel margins and volumes, higher RIN sales proceeds and lower product supply and wholesale contribution.  The first quarter of 2014 contained an after-tax benefit of $10.9 million from a LIFO decrement in that period.  There was no income from discontinued operations in the current quarter while the 2014 quarter contained the final adjustments to working capital from the sale of the Hankinson plant which resulted in a gain of $0.8 million ($0.02 per diluted share), net of tax.

“The first quarter of 2015 got off to a strong start as retail fuel volume and margin momentum carried over from Q4 of last year,”  said President and CEO Andrew Clyde.  “Merchandise sales and margins also remain robust while low gas prices have led consumers to upgrade their product choices. While fuel prices have increased in recent months, we continue to benefit from our exposure to elevated RIN prices and our low cost business model positions us to take advantage of future price volatility.” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $62.7 million for the three month period ended March 31,  2015, compared to $43.2 million for the same period in 2014.

Quarterly retail fuel sales increased 5.8% to 962.7 million gallons sold in 2015 compared to 910.1 million gallons sold in 2014.    Retail fuel gallons sold on an APSM basis increased 1.0% to 253,663 gallons.  Retail fuel margins (before credit card expenses) increased 3.2 cents per gallon (cpg) to 10.0 cpg in the 2015 quarter compared to 6.8 cpg in the 2014 period.  Product supply and wholesale margin dollars excluding Renewable Identification Numbers (RINs) decreased to a loss of $1.1 million in the 2015 period compared to income of $29.8 million in the first quarter of 2014, which included a benefit of $17.8 million related to a LIFO decrement in the 2014 quarter.  Income generated from the sale of RINs increased to $37.6 million in the first quarter of 2015 from  $17.6 million in the 2014 period as 54 million RINs were sold at an average price of $0.70 per RIN in the current period.

Quarterly merchandise revenues rose $21.4 million to $524.1 million from  $502.7 million in the 2014 period.  Merchandise unit margins held constant at 14.0%.  For the current quarter, total non-tobacco sales dollars increased 11.7% with the largest increases shown in dispensed beverages, alternative snacks and lottery/lotto while margin dollars increased 8.1%.    On an APSM basis, merchandise sales decreased 0.5%  as tobacco products fell 2.4%,  mostly offset by a 6.7% increase in non-tobacco sales.    Quarterly merchandise margin dollars on an APSM basis were  flat overall with tobacco margin dollars down 2.1%, offset by an increase in non-tobacco margin dollars of 3.2%.

Station and other operating expenses held relatively flat at $122.2 million for the current quarter, compared to $122.5 million for the same period in 2014.  Retail costs on an APSM basis declined 4.6% period over period, primarily due to reduced credit card fees associated with lower retail fuel prices.  Excluding credit card expenses, station operating expenses on an APSM basis increased only 0.1%.  Selling, general and administrative (SG&A) expenses increased $3.4 million to $31.5 million due primarily to higher professional services fees for ongoing projects.

The Company’s ethanol plant in Hereford, Texas, generated an operating loss of $0.6 million for the first quarter of 2015 compared to a  net gain of $1.2 million in  Q1 2014 reflecting lower market crush spreads.  Plant production increased 30% to 22.3 million gallons and yield increased 6.8% to 2.82 gallons per bushel for the quarter.

Interest expense decreased by $0.8 million in the first quarter 2015 compared to the prior year quarter due to the repayment in May 2014 of a $150 million term loan under our credit facilities.

Capital expenditures for the quarter ended March 31,  2015, increased $8.8 million to $32.5 million from $23.7 million in 2014.  Current capital expenditures include $22.4 million for retail growth and $8.4 million spent on retail maintenance items.

Station Openings

During the first quarter of 2015, Murphy USA opened five retail locations.  Through early May 2015, the Company has opened an additional three sites.   With the addition of all these stores, Murphy USA has 1,271 total locations in operation that include 1,062 Murphy USA sites and 209 Murphy Express sites.  We also have 16 sites currently under construction that will add to our network in the near future.

Cash Flow and Financial Resources

For the quarter ended March 31,  2015, cash flow provided by operating activities decreased $78.4 million to  $34.4 million due primarily to prior year liquidations of inventory.  Cash flows required by investing activities in the first quarter of 2015 increased $9.4 million to $32.5 million, consisting primarily of property additions.  Cash flows used in financing activities increased $27.3 million to $42.4 million in the first quarter of 2015 due to the share repurchase program currently being executed as announced in late 2014.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $2.2 million compared to $89.1 million in the prior year period.  The large decrease was due to no repeat of inventory liquidations that occurred in 2014, reduction of income taxes payable as well as higher capital expenditures in Q1 2015.

Cash and cash equivalents on hand at  March 31,  2015 totaled $287.7 million and there were no borrowings under the asset-based loan facility, which was put in place with an initial borrowing base limit of $450.0 million in mid-August 2014.  Using March 31,  2015  information, the borrowing base was recalculated at $239.3 million in April 2015 and remains undrawn.  Total debt at March 31,  2015 of $488.9 million (net of unamortized debt discount and debt issuance costs)  consisted primarily of the $500.0 million in senior unsecured notes due in 2023.

"While Q1 is historically a low period for new retail site openings, we filled the real estate and development pipeline to accelerate growth in the second half of the year," said Mr. Clyde.  "At the same time, we demonstrated significant progress and results with the improvements at Hereford. We also delivered on our commitment to return value to our shareholders with the ongoing share repurchase program. Our balance sheet continues to support our capital allocation priorities of organic growth and shareholder returns."

Earnings Call Information

The Company will host a conference call on May 5,  2015, at 10:00 a.m. Central time to discuss first quarter 2015 results.  The conference call number is  1 (877) 291-1367 and the conference number is 19244028. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com).  Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through May 11,  2015, by dialing 1(855) 859-2056 and referencing conference number 19244028.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations.  Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted  by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates.  Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2014 (filed February 27,  2015)  and, when available, our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.  The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Contact: Investors/Media

Tammy L. Taylor (870) 881-6853, Sr. Manager Investor Relations and Corporate Communications

taylotl@murphyusa.com

I

Murphy USA Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(Thousands of dollars except per share amounts)	2015	2014
Revenues
Petroleum product sales (a)	$2,358,079	$3,594,347
Merchandise sales	524,137	502,722
Ethanol sales and other	80,299	67,265
Total revenues	2,962,515	4,164,334
Costs and operating expenses
Petroleum product cost of goods sold (a)	2,261,086	3,500,346
Merchandise cost of goods sold	450,553	432,462
Ethanol cost of goods sold	34,580	37,770
Station and other operating expenses	122,175	122,477
Depreciation and amortization	21,178	19,661
Selling, general and administrative	31,456	28,071
Accretion of asset retirement obligations	378	297
Total costs and operating expenses	2,921,406	4,141,084
Income from operations	41,109	23,250
Other income (expense)
Interest income	1,873	15
Interest expense	(8,329)	(9,095)
Gain on sale of assets	4	170
Other nonoperating income	5,364	112
Total other income (expense)	(1,088)	(8,798)
Income before income taxes	40,021	14,452
Income tax expense	17,089	5,600
Income from continuing operations	22,932	8,852
Income from discontinued operations, net of taxes	—	781
Net Income	$22,932	$9,633
Earnings per share - basic:
Income from continuing operations	$0.50	$0.19
Income from discontinued operations	—	0.02
Net Income - basic	$0.50	$0.21
Earnings per share - diluted:
Income from continuing operations	$0.50	$0.19
Income from discontinued operations	—	0.02
Net Income - diluted	$0.50	$0.21
Weighted-average shares outstanding (in thousands):
Basic	45,633	46,750
Diluted	46,036	46,884
Supplemental information:
(a) Includes excise taxes of:	$462,974	$445,404

Murphy USA Inc.

Segment Operating Results

(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended March 31,
Marketing Segment	2015	2014

Revenues
Petroleum product sales	$2,358,079	$3,594,347
Merchandise sales	524,137	502,722
Other	38,288	18,368
Total revenues	$2,920,504	$4,115,437

Costs and operating expenses
Petroleum products cost of goods sold	2,261,086	3,500,346
Merchandise cost of goods sold	450,553	432,462
Station and other operating expenses	114,534	113,815
Depreciation and amortization	19,903	18,629
Selling, general and administrative	31,094	27,626
Accretion of asset retirement obligations	378	297
Total costs and operating expenses	$2,877,548	$4,093,175

Income from operations	$42,956	$22,262

Other income
Interest expense	(2)	—
Gain on sale of assets	4	170
Other nonoperating income	79	112
Total other income	$81	$282

Income from continuing operations
before income taxes	43,037	22,544
Income tax expense	18,281	8,783
Income from continuing operations	$24,756	$13,761

Gallons sold per store month	253,663	251,200
Fuel margin (cpg)	10.0	6.8
Fuel margin $ per store month	$25,283	$16,965

Total tobacco sales revenue per store month	$106,661	$109,283
Total non-tobacco sales revenue per store month	$31,438	$29,477
Total merchandise sales revenue per store month	$138,099	$138,760

	Three Months Ended March 31,
	2015	2014
Merchandise margin $ per store month	$19,388	$19,393
Merchandise margin as a percentage of merchandise sales	14.0%	14.0%

Store count at end of period	1,268	1,214
Total store months during the period	3,795	3,623

Murphy USA Inc.

Consolidated Balance Sheets

	March 31,	December 31,
(Thousands of dollars)	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$287,671	$328,105
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2015 and $4,456 in 2014	165,257	140,091
Inventories, at lower of cost or market	184,972	182,914
Prepaid expenses and other current assets	10,620	14,772
Total current assets	648,520	665,882
Property, plant and equipment, at cost less accumulated depreciation and amortization of $746,804 in 2015 and $730,202 in 2014	1,263,740	1,253,124
Other assets	11,007	11,058
Total assets	$1,923,267	$1,930,064
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$77	$—
Trade accounts payable and accrued liabilities	411,903	386,999
Income taxes payable	5,912	25,600
Deferred income taxes	10,526	481
Total current liabilities	428,418	413,080

Long-term debt, including capitalized lease obligations	488,811	488,250
Deferred income taxes	113,488	118,609
Asset retirement obligations	22,702	22,245
Deferred credits and other liabilities	28,650	29,175
Total liabilities	1,082,069	1,071,359
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 and 46,767,164 shares issued at
2015 and 2014, respectively)	468	468
Treasury stock (1,504,630 and 1,056,689 shares held at
March 31, 2015 and December 31, 2014, respectively)	(85,015)	(51,073)
Additional paid in capital (APIC)	551,374	557,871
Retained earnings	374,371	351,439
Total stockholders' equity	841,198	858,705
Total liabilities and stockholders' equity	$1,923,267	$1,930,064

Murphy USA Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(Thousands of dollars)	2015	2014
Operating Activities
Net income	$22,932	$9,633
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations, net of taxes	—	(781)
Depreciation and amortization	21,178	19,661
Amortization of deferred major repair costs	347	169
Deferred and noncurrent income tax credits	(5,121)	(4,556)
Accretion on discounted liabilities	378	297
Pretax gains from sale of assets	(4)	(170)
Net (increase) decrease in noncash operating working capital	(7,811)	84,752
Other operating activities - net	2,519	3,698
Net cash provided by continuing operations	34,418	112,703
Net cash provided by discontinued operations	—	134
Net cash provided by operating activities	34,418	112,837
Investing Activities
Property additions	(32,215)	(23,739)
Proceeds from sale of assets	82	279
Expenditures for major repairs	(362)	(728)
Investing activities of discontinued operations
Sales proceeds	—	1,097
Net cash required by investing activities	(32,495)	(23,091)
Financing Activities
Purchase of treasury stock	(39,435)	—
Repayments of long-term debt	(15)	(15,000)
Debt issuance costs	—	(63)
Amounts related to share-based compensation	(2,907)	—
Net cash required by financing activities	(42,357)	(15,063)
Net increase (decrease) in cash and cash equivalents	(40,434)	74,683
Cash and cash equivalents at January 1	328,105	294,741
Cash and cash equivalents at March 31	$287,671	$369,424

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Adjusted EBITDA for the three months ended March 31,  2015 and 2014.  EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.    Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
(Thousands of dollars)	2015	2014

Net income	$22,932	$9,633

Income taxes	17,089	5,600
Interest expense, net of interest income	6,456	9,080
Depreciation and amortization	21,178	19,661
EBITDA	67,655	43,974

(Income) loss from discontinued operations, net of tax	—	(781)
Accretion of asset retirement obligations	378	297
Gain on sale of assets	(4)	(170)
Other nonoperating income	(5,364)	(112)
Adjusted EBITDA	$62,665	$43,208

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended March 31,
(Thousands of dollars)	2015	2014

Net cash provided by operating activities	$34,418	$112,837
Payments for property and equipment	(32,215)	(23,739)
Free cash flow	$2,203	$89,098